EXHIBIT 10.26


                            NONCOMPETITION AGREEMENT


        THIS NONCOMPETITION AGREEMENT (the "AGREEMENT"), is made and entered into effective as of August 3, 1999, by and between Robin Sheeley, a Minnesota resident (the "PRINCIPAL"), and VideoLabs, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS:

        WHEREAS, pursuant to the terms of a Plan and Agreement of Merger dated May 17, 1999, by and between, among others, Acoustic Communication Systems, Inc., a Minnesota corporation ("ACS") and Company (the "MERGER AGREEMENT"), ACS has agreed to be merged with and into a subsidiary of Company; and

        WHEREAS, as a condition to Company's agreement to the merger, Company has required that the Principal refrain from competing with the Company pursuant to the terms of this Agreement; and

        WHEREAS, the Principal is willing to enter into this Agreement subject to the consideration set forth in this Agreement.

                                   AGREEMENTS:


        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

        1. Restrictive Covenants. In consideration of the amount payable pursuant to Section 3, the consummation of the transactions pursuant to the Merger Agreement and other agreements, and in addition to (and not in lieu of) any other covenants given by Principal in connection with the Merger Agreement and that certain Employment Agreement by and between Principal and the Company of even date herewith (the "Employment Agreement"), Principal covenants and agrees that for a period of twelve (12) years commencing on the date of this Agreement (the "Term of Restriction"):

                (a) Principal shall not, for any person or entity other than VideoLabs or its affiliates, directly or indirectly, own, manage, operate, join, control or participate in, be compensated by or be connected with as an officer, employee, agent, consultant, partner, stockholder, or otherwise, any Competitive Business (as defined below) anywhere within Iowa, Minnesota, Nebraska, North Dakota, South Dakota, or


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        Wisconsin. As used in this Agreement, the term "COMPETITIVE BUSINESS"
        means any business involving the provision of equipment, software or design, installation or maintenance services with regard to the data, voice or video conferencing or presentation systems for customers; provided, however, that the foregoing shall not prevent the Principal from owning not more than a one percent (1%) interest in any entity engaged in such a competing business whose securities are traded on any securities exchange or in the over-the-counter markets.

                 (b) Except as permitted or directed by the Company's Board of Directors, during the Term of Restriction or at any time thereafter Principal shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of ACS which Principal has acquired or become acquainted with prior to or as of the Closing of the Merger Agreement, whether developed by Principal or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the ACS, any customer or supplier lists of the ACS, any confidential or secret development or research work of ACS, or any other confidential information or secret aspects of the business of ACS. Principal acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of ACS and represents a substantial investment of time and expense by ACS and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of ACS or the Company would be wrongful and would cause irreparable harm to ACS. Both during and after the Term of Restriction, Principal will refrain from any acts or omissions that would reduce the value of such knowledge or information to ACS. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the ACS, other than as a direct or indirect result of the breach of this Agreement by Principal. It is hereby acknowledged that it is not the intention of the forgoing provisions to preclude the Principal from securing gainful employment with subsequent employers who are not competitors of ACS or the Company or who would otherwise have no reasonable commercial use of the above described knowledge or information, but only to protect ACS's legitimate proprietary information or knowledge.

The covenants of the Principal set forth in this Section 1 are collectively referred to as the "RESTRICTIVE COVENANTS."

        2. Reasonable Scope of Restrictive Covenants; Severability. The necessity of protection against the competition of Principal and the nature and scope of such protection has been carefully considered and negotiated by the parties to this Agreement. Principal agrees and acknowledges that (a) the duration, scope and geographic areas applicable to the covenant not to compete described in this Section are fair, reasonable and necessary and (b)


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adequate consideration has been received by Principal for such obligations. If, however, for any reason any term or provision of this Agreement, or any part or aspect thereof, shall be deemed by a court of competent jurisdiction to be overly broad in scope or duration or both, the court considering the same shall have the power and hereby is authorized and the parties agree that it may modify such term or provision to limit such scope and duration so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event that any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provisions and shall not affect or render invalid or unenforceable any other provision of this Agreement. Subject further to the foregoing, if a court of any one or more jurisdictions holds any term or provision of this Agreement, or any part or aspect thereof, unenforceable by reason of the breadth of such scope or otherwise, then such determination will not affect or render invalid or unenforceable such term or provision in any other jurisdiction; such terms and provisions as they relate to each such jurisdiction being, for this purpose, severable into separate and independent covenants.

        3. Consideration. In consideration of the provisions of this Agreement, the Company agrees to pay Principal the sum of $750,000, in cash or other immediately available funds, on April 7, 2000. The Principal may at his discretion defer such payment for up to twelve (12) successive one-year periods, in which event the deferred balance shall accrue interest at the Company's short term, cost of borrowing.

        4. Remedies for Breach. In the event that the Principal shall breach the Restrictive Covenants, then the Principal shall pay to the Company, as liquidated damages and as full and complete settlement of any damages incurred by Company, an amount equal to the then unamortized balance of the consideration (which will amortize evenly over the one hundred forty-four (144) months at $5,208.33 per month) set forth in Section 3 of this Agreement, plus attorneys' fees and collection costs. The balance of the consideration to be repaid by Principal to the Company shall be calculated by rounding the date of Principal's breach to the first day of the nearest month and subtracting that period of Principal's compliance with the Restrictive Covenants from one hundred forty-four (144). However, in the event of Principal's actual or threatened breach of this Agreement and Principal's failure to repay the consideration as set forth above, the Company shall be entitled to such full and complete relief as any court of equity can then afford, including, but not limited to, the remedies of specific performance and injunctive relief, until the repayment obligation set forth above is paid in full. To secure the foregoing repayment obligation, from the time of payment by the Company under Section 3 above, and until the end of the Term of Restriction, Principal shall deliver, and Company shall hold in pledge, an equivalent number of shares of the Buyer's Stock (as defined in the Merger Agreement) equal to the unamortized balance of such amount. The number of shares so held in pledge shall be reasonably adjusted from time to time to reflect changes in the unamortized balances and the fair value of such shares. Principal shall be entitled to substitute collateral of equivalent value upon notice to Company. Upon termination of the Term of Restriction, payment of the foregoing amount, or such substitution, the Company shall return to Principal any shares then held in pledge.


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        5. Termination. This Agreement shall immediately terminate upon the occurrence of any of the following:

        (a) At the option of Principal, provided that to exercise this option the Principal provides Company with: (i) thirty (30) days written notification thereof; and (ii) a cash payment with the notice in an amount equal to the unamortized balance of the consideration as set forth in Sections 3 and 4 of this Agreement from and after the date of the notice (or the date of termination, if later); provided, however, that in calculating the cash payment for the unamortized portion, Principal shall not be required to pay for any period as to which Principal is restricted from competing under any other agreement with Company, so long as Principal is not in breach thereof.

        (b) Immediately upon a "Change in Control" as defined herein. For purposes of this section, a Change in Control shall mean either of the following:

                (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; or

                (ii) a merger or consolidation to which the Company is a party if, following the effective date of such merger or consolidation, the individuals and entities who were shareholders of the Company prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange
                        Act) of less than fifty percent (50%) of the combined voting power of the surviving corporation following the effective date of such merger or consolidation.


6.      Miscellaneous.

        6.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

        6.02 Prior Agreements. This Agreement, the Merger Agreement, and the Employment Agreement contain the entire agreement of the parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto and thereto have made no agreements,


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representations or warranties relating to the subject matter of this Agreement, the Merger Agreement, and the Employment Agreement which are not set forth herein and therein.

        6.03 Withholding Taxes. The Company may withhold from the consideration all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

        6.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

        6.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this agreement, except by a statement in writing signed by the party whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

        6.06 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. However, the Company may assign the Agreement to an affiliate under the control of the Company or under common control with the Company without the consent of the Principal.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first written above.

                                     VIDEOLABS, INC.



                                     By /s/ James Hansen
                                        ----------------------------------------

                                        Its CEO
                                            ------------------------------------



                                     /s/ Robin Sheeley
                                     -------------------------------------------
                                     Robin Sheeley


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